PANGAEA LOGISTICS SOLUTIONS LTD. ANNOUNCES APPOINTMENT OF
CHIEF OPERATING OFFICER

NEWPORT, RI - January 10, 2017 - Pangaea Logistics Solutions, Ltd. (NASDAQ: PANL) ("the Company"), today announced the appointment of Mark Filanowski to the role of Chief Operating Officer of the Company.

Mr. Filanowski, who has been a board member since the Company went public in October 2014, will assume immediately the newly created position in the Company.  Mr. Coll said, “For the last 18 months, Mark has been facilitating projects essential to our corporate strategy, including acquisition of the minority interest in our subsidiary Nordic Bulk Holding ApS and securing long-term financing for our newbuilding projects.  His experience will help to guide us through the next stage of Pangaea’s growth.”

Mr. Filanowski was previously a Senior Vice President and Chief Financial Officer of Marine Transport Corp., a NASDAQ listed company, prior to his involvement in the formation of Intrepid Shipping, LLC in 2002.  He has over 25 years of experience in shipping operations and finance.

Mr. Filanowski will remain on the Board of Directors of Pangaea as a non-independent director, and he will retain his existing ownership interests in Intrepid Shipping, LLC, a non-affiliated company which commercially manages two chemical parcel tankers and three handy bulk carriers, as well as his minority ownership interests in the same vessels.

About Pangaea Logistics Solutions Ltd.

Pangaea Logistics Solutions Ltd. (NASDAQ: PANL) provides logistics services to a broad base of industrial customers who require the transportation of a wide variety of dry bulk cargoes, including grains, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite, and limestone. The Company addresses the transportation needs of its customers with a comprehensive set of services and activities, including cargo loading, cargo discharge, vessel chartering, and voyage planning. Learn more at www.pangaeals.com.

CONTACT INVESTOR RELATIONS:

Prosek Partners
Thomas Rozycki
Managing Director
(212) 279-3115 x208
trozycki@prosek.com

Josh Clarkson
Account Supervisor
(212) 279-3115 x259
jclarkson@prosek.com